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SECURITIES AND EXCHANGE COMMISSION

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THL Credit, Inc.

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April 17, 2020

Dear Stockholders:

On behalf of the First Eagle Alternative Credit (“FEAC”) team, we hope you are all safe and healthy in these unprecedented times. As you are all aware, we announced the entry into a definitive agreement with respect to the acquisition of the advisor of THL Credit, Inc. (“TCRD”) by First Eagle Investment Management (“FEIM”) in December 2019. With the support of our private investor base, we were able to quickly close the transaction in January 2020. At closing, we entered into an interim investment management contract to continue managing TCRD and are proceeding with our special stockholder meeting scheduled for May 28, 2020 (the “Special Meeting”).

We have implemented our existing business continuity policies and transitioned remotely effective mid-March. The team continues to effectively manage all aspects of our business, including TCRD. We are already benefiting from the scale and resources of the larger FEIM asset management platform, including technology, additional origination resources and overall improved competitive positioning. While there is no real clarity on how long current conditions will persist or what shape the rebound will take, we are confident in the experience and capability of our team and the support of our infrastructure to continue to manage the approximately $23 billion in credit assets we have under management. The breath and scale of our platform at First Eagle positions us to steer beyond these challenging times and continue to support all of our products.

TCRD Update

Given the uncertainty and volatility in the market, we wanted to take this opportunity to provide an update on TCRD specifically. At the close of business today, we announced a net asset value (“NAV”) of TCRD of $5.34 per share as of April 15, 2020 in connection with the pricing of the previously announced $30 million stock issuance at NAV which was priced today. FEIM committed to purchase $20 million of this issuance and the sellers of TCRD’s advisor committed to purchase the remaining $10 million. As we indicated in our 10-K filing in March and in our preliminary proxy filed this month, subject to contractual and regulatory restrictions, if the contract is approved by stockholders at the Special Meeting, we plan to use the proceeds from this issuance to conduct a tender for shares trading at a discount to NAV following the Special Meeting. The tender offer will be at a price determined by TCRD’s board of directors.

The 30% reduction of NAV from December 31, 2019 to April 15, 2020 is sizeable but it is important to note that we are running two distinct portfolios in TCRD: 1) a direct lending portfolio held directly on the balance sheet of TCRD and 2) a highly diversified portfolio of primarily broadly syndicated senior secured first lien loans held off balance sheet in our Logan joint venture (“Logan JV”). The Logan JV had total assets of $348 million with loans to over

120 unique issuers as of December 31, 2019. As a reminder, the Logan JV represents the single largest investment on our balance sheet with our equity valued at $83 million as of December 31, 2019. Logan has historically paid a very attractive return on equity to our stockholders. Unfortunately, the broadly syndicated bank loan market has experienced unprecedented volatility since early March and this volatility alone represents almost half (47%) of the mark down to NAV since year end. As a result, we have been actively managing this portfolio and have opportunistically traded out of select names to reduce leverage. We remain in compliance with the Logan JV’s credit facility and do not anticipate any restrictions as it relates to our ability to continue to pay a dividend on TCRD’s equity position in the Logan JV.

The remaining reduction to NAV relates to investments held directly on our balance sheet and is primarily attributable to the increased credit risk as a result of the COVID-19 crisis. The portfolio companies that have been most impacted thus far are (i) those in the travel industry, (ii) those with direct correlation to interest rates and (iii) consumer facing businesses that have been forced to shut down due to shelter in place orders. OEM was the largest write down at $0.30 per share. We took aggressive action in the first quarter to manage the cost structure at OEM, and believe we have positioned it well to preserve value at the current price. We look forward to providing a further update on OEM on our earnings call on May 8th.

We want to assure you that we continue to make progress on our strategic initiatives set forth in early 2018 to reduce our concentrated positions and reposition TCRD as a diversified senior secured floating rate portfolio.

We anticipate that the size of the portfolio and performance of certain credits will not support the current dividend level of $0.21 per share and we expect to announce a lower dividend in early May following our next scheduled board meeting.

Credit Facility Amendment

Earlier this week, we were pleased to announce an amendment to TCRD’s syndicated credit facility led by ING Capital. The above noted mark downs were taken into consideration when setting the new covenant levels, which we believe provide us the needed headroom to run our business, continue to pay a cash dividend and position us to execute the tender offer of shares highlighted above. From a liquidity perspective, the balance sheet of TCRD is well positioned with cash and credit facility availability. We have been conservative in providing undrawn capital commitments to borrowers. Given the uncertainty in the market, many issuers in our portfolio did borrow under their revolvers. We have been and continue to be well capitalized to meet these obligations.

Our Commitment

We believe the new $30 million investment in TCRD by First Eagle and the sellers of TCRD’s advisor shows a collective commitment to TCRD. On a pro forma basis such persons will collectively own approximately 20% of TCRD’s outstanding common stock. As announced previously, subject to the stockholder approval of the new investment management agreement at the Special Meeting, the advisor agreed to waive the management and incentive fees for both the third and fourth quarter of 2020 and are pleased to announce an extension of this fee waiver by FEAC through the first quarter of 2021. The fee waivers are intended to provide support to TCRD during these unprecedented times and we are pleased to be able to do this given the size and scale of the First Eagle platform.

In conclusion, we believe we have taken the appropriate steps to navigate TCRD in these unprecedented times. Please stay safe and healthy and we appreciate your continued support.

Sincerely,

Chris Flynn

President and Board Member

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